Exhibit 99-B.8.91 RULE 22C-2 AGREEMENT
This AGREEMENT, dated no later than April 16, 2007, is effective as of the 16th day of October,
2007, between OppenheimerFunds Services (“OFS”), a Division of OppenheimerFunds, Inc.,
OppenheimerFunds Distributor, Inc. (“Distributor”), and ING Life Insurance and Annuity
Company, ING National Trust, ING USA Annuity and Life Insurance Company, ReliaStar Life
Insurance Company, ReliaStar Life Insurance Company of New York, Security Life of Denver
Insurance Company and Systematized Benefits Administrators Inc. (individually an “Intermediary”
and collectively the “Intermediaries”).
WHEREAS, the parties desire to comply with the requirements under Rule 22c-2 of the Investment
Company Act of 1940, as amended (“Rule 22c-2”),
NOW, THEREFORE, in consideration of the mutual covenants herein contained, which consideration is full and complete, the Fund and the Intermediaries hereby agree as follows:
A.	Agreement to Provide Shareholder Information.
	1.	Each Intermediary agrees to provide the Fund, upon written request, the following
Shareholder information with respect to the Funds:
		a.	The taxpayer identification number (“TIN”) or any other government issued identifier, if known, of each Shareholder that has purchased, redeemed, transferred or exchanged Shares of a Fund through an account directly maintained by the Intermediaries during the period covered by the request;
		b.	The amount and dates of, and the Variable Product(s) associated with, such shareholder purchases, redemptions, transfers and exchanges; and
		c.	Any other data mutually agreed upon in writing.
	2.	Unless otherwise specifically requested by the Fund, the Intermediaries shall only be required to provide information relating to Shareholder-Initiated Transfer Purchases or Shareholder-
Initiated Transfer Redemptions.
	3.	Requests to provide Shareholder information shall set forth the specific period for which transaction information is sought. However, unless otherwise agreed to by the
Intermediaries, any such request will not cover a period of more than 90 consecutive calendar days from the date of the request.
	4.	Each Intermediary agrees to provide the requested Shareholder information promptly upon receipt of the request, but in no event later than 15 business days after receipt of such request, provided that such information resides in its books and records. If Shareholder information is not on the Intermediary's books and records, the Intermediary agrees to use best efforts to obtain and transmit or have transmitted the requested information for Shareholders who hold an account with an indirect intermediary. In the event the Intermediary is unable to obtain or have transmitted such

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information, the Fund may direct, in writing, the Intermediary to restrict or prohibit the indirect intermediary from purchasing, in nominee name on behalf of other persons, securities issued by the
Fund, in accordance with the provisions of Section B below.
B.	Agreement to Restrict Trading.
	1.	Each Intermediary agrees to execute written instructions from the Fund to restrict or prohibit further Transactions involving Fund Shares by a Shareholder who has been identified by the Fund as having engaged in transactions in shares of a Fund (directly or indirectly through an account maintained by the Intermediary) that violate the policies and procedures established by the
Funds for the purposes of eliminating or reducing frequent trading of Fund Shares. Unless otherwise directed by the Fund, any such restrictions or prohibitions shall only apply to
Shareholder-Initiated Transfer Purchases or Shareholder-Initiated Transfer Redemptions that are effected directly through the Intermediary.
	2a.	For those Shareholders whose information is on the Intermediaries' books and records, the Intermediaries agree to execute or have executed the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have been executed but not later than 10 business days after the instructions have been executed.
	2b.	For those Shareholders whose information is not on the Intermediaries' books and records the Intermediaries agree to execute or have executed the written instructions from the Fund to restrict or prohibit trading as soon as reasonably practicable, but no later than 10 Business Days after receipt of the instructions by the Intermediaries. The Intermediaries will provide written confirmation to the Fund as soon as reasonably practicable that such instructions have or have not been executed. If an indirect intermediary is unable or unwilling to restrict or prohibit trading by a
Shareholder, upon the Funds' written request, the Intermediary will restrict or prohibit transactions in Fund Shares by the Indirect Intermediary.
	3.	Instructions to restrict or prohibit further transactions involving Fund Shares must include:
		a.	A statement from the Fund that the Shareholder's trading activity has either violated the Fund's frequent trading policy or, in the Fund's sole discretion, such trading activity has been deemed disruptive;
		b.	The specific restriction(s) and/or prohibition(s) to be executed, including the length of time such restriction(s) and/or prohibition(s) shall remain in place;
		c.	The TIN or any other government issued identifier, if known by the Fund, that would help the Intermediaries determine the identity of affected Shareholder(s);
and
		d.	Whether such restriction(s) and/or prohibition(s) are to be executed in relation to all of the affected Shareholder's Variable Products, only the type of
Variable Product(s) through which the affected Shareholder engaged in transaction activity which triggered the restriction(s) and/or prohibition(s) or in

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some other respect. In absence of direction from the Fund in this regard, restriction(s) and/or prohibition(s) shall be executed as they relate to all the
Intermediary's Variable Product(s) through which the affected Shareholder engaged in the transaction activity which triggered the restriction(s) and/or prohibition(s).
C.	Limitation on Use of Information.
The Fund agrees neither to use the information received from the Intermediary for any purpose other than to comply with SEC Rule 22c-2 and other applicable laws, rules and regulations, nor to share the information with anyone other than its employees who legitimately need access to it. Neither the
Fund nor any of its affiliates or subsidiaries may use any information provided pursuant to this
Agreement for marketing or solicitation purposes. The Fund will take such steps as are reasonably necessary to ensure compliance with this obligation.
D.	Prior Agreements.
The parties acknowledge that prior to the effective date of this Agreement efforts to monitor and deter excessive trading activity within the Variable Products were governed by whatever practices the Fund and the Intermediaries agreed to follow in the absence of any formal agreement. The parties also acknowledge having previously entered into fund participation and/or selling and service agreements concerning the purchase and redemption of shares of Funds through the
Variable Products. The terms of this Agreement supplement the fund participation and/or selling and service agreements and to the extent the terms of this Agreement conflict with the terms of the fund participation and/or selling and service agreements, the terms of this Agreement will control.
This Agreement will terminate upon termination of the fund participation and/or selling and service agreements.
E.	Notices.
	1.	Except as otherwise provided, all notices and other communications hereunder shall be in writing and shall be sufficient if delivered by hand or if sent by confirmed facsimile or e-mail, or by mail, postage prepaid, addressed:
		a.	If to Intermediaries, to:
ING U.S. Financial Services
Attention: Jacqueline Salamon
			Address:	151 Farmington Avenue
Hartford, CT 06156-8975
			Phone:	860-723-2242
			Fax:	860-723-2214
			Email:	Jacqueline.Salamon@us.ing.com
		b.	If to the Fund, to:
OppenheimerFunds Services
6803 South Tuscon Way

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Centennial, Colorado 80112
OppenheimerFunds Distributor, Inc.
2 World Financial Center
225 Liberty Street
New York, NY 10281-1008
2.	The parties may by like notice, designate any future or different address to which subsequent notices shall be sent. Any notice shall be deemed given when received.
F.	Indemnification.
If a party to this Agreement becomes aware of any actual or suspected unauthorized access to or unauthorized use or disclosure to an unauthorized third party of any non-public personal financial information of a consumer provided or received pursuant to this Agreement and determines that there is a reasonable likelihood of harm resulting from such access, use or disclosure, such party promptly shall, at its expense: (i) notify the other party; (ii) investigate the circumstances relating to such actual or suspected unauthorized access, use or disclosure; (iii) take commercially reasonable steps to mitigate the effects of such unauthorized access, use or disclosure and to prevent any reoccurrence; (iv) provide to the other such information regarding such unauthorized access, use or disclosure as is reasonably required for the other party to evaluate the likely consequences and any regulatory or legal requirements arising out of such unauthorized access, use or disclosure; and (v)
cooperate with the other party to further comply with all relevant laws, rules and regulations. The party to this Agreement that causes the unauthorized access, use or disclosure of such information shall indemnify and hold the other party, (and any of its directors, officers, employees, or agents)
harmless from any damages, loss, cost, or liability (including reasonable legal fees ) arising in connection with a third party claim or action brought against the other party resulting from such unauthorized use, access or disclosure of the information provided or received pursuant to this
Agreement.
In the event that the Fund determines in good faith that it is required by legal process, law, or regulation, including responses to investigative requests from a federal or state regulatory authority pursuant to applicable law or regulation, to disclose any information received from the intermediaries pursuant to this Agreement, the Fund shall provide Intermediaries with prompt written notice of such requirement as soon as practicable so that the Intermediaries (at their expense) may either seek a protective order or other appropriate remedy which is necessary to protect their interests or waive compliance with this provision to the extent necessary.
G.	Definitions For the purposes of this agreement.
1.	The term “Fund” includes the fund's principal underwriter and transfer agent. The term does not include any “excepted funds” as defined in SEC Rule 22c-2(b) under the Investment
Company Act of 1940.
2.	The term “Shares” means the interests of Shareholders corresponding to the redeemable securities of record issued by the Fund under the Investment Company Act of 1940 that

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are held by the Intermediaries and available through the variable annuity, variable life insurance and variable retirement plan products which they offer (the “Variable Products”).
3.	The term “Shareholder” means the holder of interests in a variable annuity, variable life insurance or variable retirement plan contract issued by the Intermediary.
4.	The term “Shareholder-Initiated Transfer Purchase” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a
Variable Product to a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollment such as transfer of assets within a
Variable Product to a Fund as a result of “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) pursuant to a Variable
Product death benefit; (iii) one-time step-up in contract value pursuant to a Variable Product death benefit; (iv) allocation of assets to a Fund through a Variable Product as a result of payments such as loan repayments, scheduled contributions, retirement plan salary reduction contributions, or premium payments to the Variable Product; or (v) pre-arranged transfers at the conclusion of a required free look period.
5.	The term “Shareholder-Initiated Transfer Redemption” means a transaction that is initiated or directed by an owner of a Variable Product that results in a transfer of assets within a
Variable Product out of a Fund, but does not include transactions that are executed: (i) automatically pursuant to a contractual or systematic program or enrollments such as transfers of assets within a
Variable Product out of a Fund as a result of annuity payouts, loans, systematic withdrawal programs, “dollar cost averaging” programs, insurance company approved asset allocation programs, or automatic rebalancing programs; (ii) as a result of any deduction of charges or fees under a Variable Product; (iii) within a Variable Product out of a Fund as a result of scheduled withdrawals or surrenders from a Variable Product; (iv) as a result of payment of a death benefit from a Variable Product
6.	The term “written” includes electronic writings and facsimile transmissions.

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IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed in its name and on its behalf by its duly authorized officer as of the date first written above.

ING Life Insurance and Annuity Company		Security Life of Denver Insurance Company
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING National Trust		Systematized Benefits Administrators Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon	Name	Jacqueline Salamon
and Title:	Authorized Representative	and Title:	Authorized Representative
ING USA Annuity and Life Insurance		Oppenheimer Funds Services
Company		(a division of OppenheimerFunds, Inc.)
By:	/s/ Jacqueline Salamon	By:	/s/ Susan Cornwell
Name	Jacqueline Salamon	Name	Susan Cornwell
and Title:	Authorized Representative	and Title:	Senior Vice President 4/10/07
ReliaStar Life Insurance Company		OppenheimerFunds Distributor, Inc.
By:	/s/ Jacqueline Salamon	By:	/s/ Richard Knott
Name	Jacqueline Salamon	Name	Richard Knott
and Title:	Authorized Representative	and Title:	President 4/11/07
ReliaStar Life Insurance Company of New
York
By:	/s/ Jacqueline Salamon
Name	Jacqueline Salamon
and Title:	Authorized Representative

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